Agreement

1. The Parties to this Agreement are SeaWay Trading Inc. a Delaware Corporation ("Seaway ") and Power Technology, Inc., a Nevada Corporation ("PTI").

2. The parties executed a Consulting Agreement dated April 19, 1999, the "Consulting Agreement", which is filed with the Securities Exchange Commission as Exhibit 10 (c) to the PTI January 31, 1999 Form 10KSB.

3. The parties executed and Addendum to Consulting Agreement dated June 11, 2004, a copy of which is attached as Exhibit "A", pursuant to which the parties agreed to extend the term of the agreement for an additional two years.

4. During 2004, in payment of amounts due Seaway, PTI issued a total of 5,000,00 (five million) shares of common stock of PTI to individuals designated by Seaway. The parties agree that PTI shall issue an additional 5,000,00 (five million) shares of common stock of PTI to individuals designated by Seaway. Seaway agrees to accept the issuance of these shares as full and final payment of all monthly fees and benefits due Seaway under paragraph 5 a of the Consulting Agreement and as full and final payment of all monthly fees and benefits due Seaway pursuant to the addendum to the Consulting Agreement.

AGREED AND ACCEPTED

SeaWay Trading, Inc.	Power Technology, Inc.
Vincent Carrano – Treasurer	Bernard J. Walter - President
August 18, 2004	August 18, 2004